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EXHIBIT 3 - CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION


                                     AMENDED
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

Community Bancshares, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Community Bancshares, Inc. a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and placing it before the special meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

    RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Section 4.01 of Article thereof numbered "Article IV" so that, as amended, said Article shall be and read as follows:

    "4.01 The total number of shares of all classes of capital stock ("Shares") which the Corporation shall have the authority to issue is 20,200,000, consisting of the following classes:

         (1) 20,000,000 shares of common stock, $.10 par value per share ("Common Stock"),

         (2) 200,000 shares of preferred stock, $.10 par value per share ("Preferred Stock").

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statue were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provision of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Community Bancshares, Inc. has caused this certificate to be signed by Kennon R. Patterson, Sr., it President, and Bishop K. Walker, Jr., Secretary, this 25th day of November, 1998.


                                            BY: /s/ Kennon R. Patterson, Sr.
                                                --------------------------------
                                                           President

                                            ATTESTED: /s/ Bishop K. Walker, Jr.
                                                      --------------------------
                                                             Secretary